UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 7, 2005

eBay Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-24821	77-0430924
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2145 Hamilton Avenue, San Jose, California		95125
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(408) 376-7400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

On December 16, 2004, eBay Inc. announced that it had agreed to acquire Rent.com, an Internet listing website in the apartment and rental housing industry, for total consideration of approximately $415 million plus acquisition costs, net of Rent.com’s cash on hand, with the consideration to be payable in approximately $30 million in cash and the remainder in eBay common stock.

On February 7, 2005, eBay and Rent.com amended the acquisition agreement to change the form of consideration from a combination of stock and cash to an all-cash transaction. The total value of the consideration to be payable by eBay remains unchanged. Under the amended agreement, eBay will acquire Rent.com for approximately $415 million in cash plus acquisition costs, net of Rent.com's cash on hand.

Subject to the approval of Rent.com’s stockholders and the satisfaction of other closing conditions, eBay now expects the acquisition to close by the end of February 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eBay Inc.

February 7, 2005	By:	Michael R. Jacobson

Name: Michael R. Jacobson
Title: Senior Vice President, Legal Affairs, General Counsel & Secretary